Exhibit 10(g)

Wells Fargo Bank, National Association
Non-Employee Director Compensation Program
(Effective April 1, 2022)

Component	Amount
Annual Board Member Retainer, payable quarterly in equal installments	$10,000
Annual Board Chair Retainer, payable quarterly in equal installments	$25,000
Board or Special Board or Committee Meeting Fee	$2,000 per meeting in excess of 12 meetings per year
WFBNA Regulatory Compliance Oversight Committee Chair Fee, payable quarterly in equal installments	$10,000